Exhibit 10.1

September 18, 2017

Mr. Richard A. Zaremba

c/o MISONIX, INC.

1938 New Highway

Farmingdale, New York 11735

Dear Richard:

This letter will serve to modify the letter agreement dated September 15, 2016 (which amended and restated a prior letter agreement dated November 14, 2011) (collectively, the “Original Letter Agreement”), by and between you and MISONIX, INC. (“Misonix”). To the extent there are any discrepancies between this letter (the “Amendment”) and the Original Letter Agreement, this Amendment shall control. Except as expressly provided herein, the Original Letter Agreement remains in full force and effect.

1.                  Effective September 18, 2017 (the “Effective Date”), you hereby relinquish your titles of Senior Vice President, Finance, Treasurer and Secretary and shall assume the sole title of Special Projects Manager. In this capacity you shall serve as an individual contributor with primary responsibility for business development, activities related to the anticipated relocation of the Misonix office, and other tasks as assigned by the Chief Executive Officer or his designee. You will no longer be considered an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

2.                  Your position as Special Projects Manager shall be on a part-time basis requiring that you dedicate approximately 20 hours per week to the performance of your assigned responsibilities. Except as business demands may require, you will spend approximately one day per week working out of the Misonix office and two days per week working from home.

3.                  Your annual base salary shall be one hundred twenty one thousand six hundred and sixty eight dollars ($121,668), less applicable tax and other mandatary withholdings, payable in accordance with Misonix’ standard payroll practices.

4.                  You will continue to participate in the Misonix benefits plans in accordance with the terms and conditions of those plans at levels and/or rates not less than those in effect for you on the date here of.The first sentence of Section 2 of the Original Letter Amendment is deleted in its entirety and replaced as of the Effective Date with the following: “In the event your employment with Misonix is terminated by Misonix on or before September 18, 2019 for any reason other than Cause, Misonix will continue your salary payments at the current rate ($121,668 per annum) through September 18, 2019.

5.                  Section 9 of the Amendment is hereby modified to provide that notice to Misonix shall be provided solely to the Chief Executive Officer (without a copy to the counsel listed in the Original Letter Agreement).

6.                  Misonix will pay you all accrued vacation as of September 18, 2017 on September 30, 2017 and there will be no further vacation payments accruing or payable during the remainder of your employment at Misonix.

 Kindly evidence your agreement with the foregoing by signing and returning the enclosed duplicate copy of this letter agreement.

Sincerely,

MISONIX, INC.

By:_/s/ Stavros G. Vizirgianakis___

             Stavros G. Vizirgianakis

             Chief Executive Officer

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE

__/s/ Richard A. Zaremba_______________

              Richard A. Zaremba